Exhibit 5.1

August 12, 2016

Protagonist Therapeutics, Inc.

521 Cottonwood Drive, Suite 100

Milpitas, California 95035

Ladies and Gentlemen:

We represent Protagonist Therapeutics, Inc., a Delaware corporation (the “Company”), and you have requested our opinion with respect to certain matters in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission, covering the offering of up to an aggregate of 2,715,923 shares of the Company’s Common Stock, $0.00001 par value (the “Shares”), including (i) 1,365,923 shares (the “2007 Plan Shares”) reserved for issuance pursuant to the Company’s 2007 Stock Option and Incentive Plan (the “2007 Plan”), (ii) 1,200,000 shares (the “2016 Plan Shares”) reserved for issuance pursuant to the Company’s 2016 Equity Incentive Plan (the “2016 Plan”), and (iii) 150,000 shares (the “ESPP Shares”) reserved for issuance pursuant to the Company’s 2016 Employee Stock Purchase Plan (the “ESPP,” and collectively with the 2007 Plan and the 2016 Plan, the “Plans”).

In connection with this opinion, we have examined and relied upon the Registration Statement and the related prospectuses, the Company’s Third Restated Certificate of Incorporation, as amended, and Bylaws, as amended, as currently in effect, its forms of Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws effective immediately following the closing of the Company’s initial public offering, the Plans and such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof.

Our opinion is expressed only with respect to the federal laws of the United States of America and the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the 2007 Plan Shares, when sold and issued in accordance with the 2007 Plan, the 2016 Plan Shares, when sold and issued in accordance with the 2016 Plan, and the ESPP Shares, when sold and issued in accordance with the ESPP, and in each case when sold and issued in accordance with the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

Protagonist Therapeutics, Inc.

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We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Michael E. Tenta
Michael E. Tenta